Exhibit 10.6
                                                        ------------



                        ROYALTY AGREEMENT


     AGREEMENT made this 30th day of May, 1997, by and between MODERN LEARNING PRESS, INC., a Delaware corporation with its principal place of business at 910 Church Street, Honesdale, Pennsylvania 18437 ("Modern Learning") and BERNARD B. SHAPIRO, an individual with his principal residence at 186 Cafferty Road, Pipersville, Pennsylvania 18947 ("Shapiro").

     WHEREAS, pursuant to an Asset Purchase Agreement and the exhibits and schedules thereto (collectively, the "Asset Purchase Agreement") entered into on the date hereof between Modern Learning and Programs for Education, Inc., a New Jersey corporation ("Programs"), the assets of Programs were sold and assigned to Modern Learning;

     WHEREAS, Shapiro was employed by Programs and was instrumental in the development of several recent author/publisher contracts and the resulting successful publications which are now assets of Modern Learning.

     NOW THEREFORE, the parties hereto agree as follows:

1.   Definitions
     -----------

1.1  Products

"Products" means the publications of Modern Learning identified on Exhibit A hereto.

1.2  Product Sales

"Product Sales" means the sale or distribution of the Products directly to or for public and private educational institutions, retail outlets, wholesalers to retailers, and mail order or catalogs.

1.3  Net Sales

"Net Sales" means the gross amount of Product Sales of Products made by Modern Learning in the Territory at the invoiced selling price (in U.S. dollars), net normal and reasonable quantity and cash discounts and returns for credit, uncollectible accounts and allowances. No deductions shall be made for costs incurred in manufacturing, selling, distributing and advertising. For purposes of this Agreement, Net Sales resulting from sales to any affiliated entity of Modern Learning shall be computed utilizing publisher's discounts standard in the industry.

1.4  Territory

"Territory" means the world.


2.   Term
     ----

The term of this Agreement shall commence as of the date hereof and continue for seven (7) years, whereupon the Agreement shall expire.


3.   Royalties
     ---------

3.1  Modern Learning agrees to pay to Shapiro a Royalty of eight
(8%) percent of annual Net Sales, subject to the limitations set forth in Exhibit B hereto.


3.2 No Royalties shall be owed or paid with respect to copies of the Product distributed as "free," "complementary," or "no charge," provided that the total number of such copies distributed in any quarter shall not exceed one percent (1%) of the total number of copies sold by Modern Learning for such quarter.

3.3 On or before the forty-fifth (45th) day following each quarter of the Term (the first such quarter ending August 31, 1997), Modern Learning shall submit to Shapiro a full and accurate statement showing, the quantity, description and Net Sales of each of the Products sold or distributed during such quarter. The first quarter shall be prorated from the Closing Date as defined in the Asset Purchase Agreement. Unless subject to the setoff provisions of the Asset Purchase Agreement, Modern Learning shall remit with the quarterly statement all Royalties due on Net Sales for each such quarter (or pro rata portion thereof) by check or electronic funds delivered directly to Shapiro or in accordance with written instructions given to Modern Learning by Shapiro.

3.4 The final quarterly payment for each year of the Term shall be adjusted for actual annual Net Sales.

4.   Guaranteed Minimum Royalty; Security
     ------------------------------------

4.1 In no event shall the Royalty paid to Shapiro in each year of this Agreement be less than Eighty Thousand Dollars ($80,000.00) per year, regardless of the amount of annual Net Sales.

4.2 To secure the prompt payment and performance by Modern Learning of its obligations to Shapiro pursuant to this Agreement, Modern Learning has executed and delivered to Shapiro a Security Agreement dated the date hereof and Touchstone Applied Science Associates, Inc. ("TASA") has executed and delivered a Stock Pledge Agreement and Guaranty, each dated the date hereof. Such capitalized terms are defined as set forth in the Asset Purchase Agreement.


5.   Quality Control
     ---------------

Modern Learning shall maintain high quality and standards commensurate with the quality and standards of Programs in connection with the production of the Product including the minimum quality production specifications currently utilized by Programs.

6.   Proprietary Rights
     ------------------

6.1 Shapiro acknowledges that Modern Learning has acquired all right, title and interest to the Products and is the exclusive owner of the Products, including any and all intellectual property rights therein, except as may have been reserved to the author of such work pursuant to separate agreement with such author.

6.2 If Shapiro becomes aware of the manufacture or sale by anyone other than Modern Learning of the Products or of such products as would be confusingly similar in the minds of the public, Shapiro shall promptly notify Modern Learning thereof in writing. Modern Learning shall, in its sole discretion, take steps to enjoin any such manufacture or sale, in its own name.

7.   Product Orders
      --------------

Modern Learning shall produce and distribute the Products pursuant to purchase orders therefor approved by the President of Modern Learning or his agent, in their sole discretion, and shall have no obligation to produce and distribute in the absence of such an approved purchase order.

8.   Goodwill
     --------

Shapiro recognizes the great value of the reputation and goodwill associated with the Product, and, in such connection, acknowledges that such goodwill exclusively belongs to Modern Learning.

9.   Representations and Warranties of Shapiro; Injunction
     -----------------------------------------------------

9.1 Shapiro hereby represents and warrants to Modern Learning that:

     (i) he has the power and authority to enter into this Agreement and to perform his obligations hereunder and, upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligations of Shapiro enforceable in accordance with its terms.

     (ii) he shall not solicit any author or authors of the Products with the intent of or result of interference with the relationship of any such author or authors with Modern Learning; nor shall he interfere with, disrupt or attempt to disrupt the relationship between the Company and any author or authors of the Product.

9.2 Shapiro acknowledges and agrees that any breach or threatened breach by Shapiro of the representations and warranties of Paragraph 9.1(ii) will cause such damage to the Company as will be irreparable and the exact amount of which will be impossible to ascertain, and for that reason further agrees that the Company shall be entitled to apply to any Court of competent jurisdiction to enjoin or restrain such breach or threatened breach of such representations and warranties. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach. This covenant shall terminate upon the occurrence and continuance of an Event of Default and the exercise of rights of Shapiro to foreclose the security granted him pursuant to the Security Agreement between Shapiro, Modern Learning and Programs executed the date hereof.

10.  Representations and Warranties of Modern Learning
     -------------------------------------------------

Modern Learning hereby represents and warrants to Shapiro that Modern Learning has the power and authority to enter into this Agreement and to perform its obligations hereunder and, upon execution and delivery hereof this Agreement shall constitute the valid and binding obligations of Modern Learning enforceable in accordance with its terms.

11.  Audits
     ------

Modern Learning shall keep accurate books of account and records covering all transactions relating to the Products. The amount of annual Net Sales shall be determined by the regular accountants of Modern Learning. Shapiro and his authorized representatives shall have the right, at reasonable, and agreed dates and times and upon reasonable prior notice to examine and audit such books of account and records of sales of Product which relate to this Agreement. Such audits shall not be conducted more than once annually. All such books of account and records shall be kept available for at least three (3) years after the termination of this Agreement.

12.  Notices
     -------

All notices and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered by courier or overnight mail service, with signed receipt, or three
(3) business days after deposited in the United States mail and sent postage prepaid by registered or certified mail, return receipt requested, addressed to the following addresses, or to such other address which any party shall have given to the other parties for such purpose by notice hereunder:

     If to Modern Learning:         Modern Learning Press, Inc.
                                    910 Church Street
                                    Honesdale, Pennsylvania  18437
                                    Att:  Walter Barbe, Publisher

with copy to Maureen Crush, Esq., Rider, Weiner, Frankel &
Calhelha, P.C., 655 Little Britain Road, New Windsor, New York
12553,

     If to Shapiro:                Mr. Bernard B. Shapiro
                                   186 Cafferty Road
                                   Pipersville, Pennsylvania 18947

with copy to Helene Leone, Esq., Pluese, Lihotz, Incollingo &
Leone, 21 East Euclid Avenue, Haddonfield, New Jersey 08033.

13.  No Assignment, Pledge or Encumbrance
     ------------------------------------

This Agreement is personal to Shapiro and Shapiro shall not assign, transfer or sell any or all of the rights granted herein to any third party without the prior written consent of Modern Learning. Notwithstanding the prior sentence, Shapiro, shall have the right to transfer all rights hereunder to such family member or members, or trust for the benefit of such family member or members, as Shapiro may by written notice to Modern Learning direct, or, in the event of his death, by his Last Will and Testament shall direct, or the laws of intestacy shall provide. Shapiro shall not pledge or encumber his rights hereunder as security or collateral for any obligation of Shapiro.

14.  No Partnership or Joint Venture
     -------------------------------

This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between Shapiro and Modern Learning. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

15.  Entire Agreement; Modification
     ------------------------------

This Agreement and the Asset Purchase Agreement with its exhibits and schedules, represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements between the parties hereto. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith.

16.  Binding Effect
     --------------

Subject to the limitations herein before expressed, this Agreement will inure to the benefit of and be binding upon the parties their successors and permitted assigns.

17.  Governing Law; Attorneys' Fees
     ------------------------------

17.1 This Agreement shall be governed by and construed under the laws of the State of New Jersey.

17.2 If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated below.


                         MODERN LEARNING PRESS, INC.


                         By:  /s/ WALTER BARBE
                            ----------------------------------
                              Walter Barbe, President


                              /s/ BERNARD B. SHAPIRO
                            ----------------------------------
                              Bernard B. Shapiro

                          EXHIBIT "A"
                               TO
                       ROYALTY AGREEMENT


          The Products covered by this Agreement are all publications in the "Words I Use" series, listed below:

WORDS I USE WHEN I WRITE
------------------------

WORDS I USE WHEN I WRITE - Student Book for Grades 1 and 2
WORDS I USE WHEN I WRITE - Help at Home Guide for Parents -
Grades 1 and 2
Set of three (3) Classroom Posters
PALABRAS QUE YO USO CUANDO ESCRIBO - Spanish version of Words I
Use When I Write
GUIA PARA LOS PADRES - Help at Home Guides for Parents - Grades 1
and 2


MORE WORDS I USE WHEN I WRITE
-----------------------------

MORE WORDS I USE WHEN I WRITE - Student Book for Grades 3 and 4
----
MORE WORDS I USE WHEN I WRITE - Help at Home Guide for Parents
----


MY WORD BOOK

MY WORD BOOK - Student Book for Kindergarten
MY WORD BOOK - Help at Home Guides for Parents
TEACHER GUIDE
MI LIBRO DE PALABRAs - Spanish version of My Word Book
GUIA PARA LOS PADRES - Help at Home Guides for Parents in Spanish
- Kindergarten


WORD POWER

WORD POWER! - Student Book or Grades 3-5
Teacher Guide


MY WORD WORKS

MY WORD WORKS
MORE WORD WORKS
Teacher Guides
Posters
Black-Line Masters
Help at Home Guides
Training Film/Video

                           EXHIBIT "B"

                        ROYALTY SCHEDULE


The Royalty paid shall be not less than $80,000 each year and not more than the following sum for the year indicated:

                    Year 1              $120,000
                    Year 2              $140,000
                    Year 3              $160,000
                    Year 4              $180,000
                    Year 5              $200,000
                    Year 6              $220,000
                    Year 7              $240,000